EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered this 28th day of June, 2010, with an effective date (the “Effective Date”) of July 1, 2010 between AnythingIT Inc., a Delaware corporation whose principal place of business is 17-09 Zink Place, Unit 1, Fair Lawn, NJ  07410 (the "Corporation") and Vlad Stelmak, an individual whose address is ______________________ (the "Executive").

RECITALS

WHEREAS, the Corporation is a provider of green technology solutions to the information technology industry, manages the equipment needs of its government and commercial clients by buying, reselling, or recycling, in an environmentally and regulatory compliant manner, computers and other technology hardware (collectively, the "Business").

WHEREAS, the Corporation and the Executive are parties to that certain Employment Agreement dated August 29, 2008 (the “Prior Agreement”).

WHEREAS, the Corporation and the Executive desire to enter into a new employment agreement which will set forth the terms and conditions under which the Executive will continue as an employee of the Corporation.

WHEREAS, the Executive, by virtue of the Executive's employment with the Corporation, is familiar with and possesses the manner, methods, trade secrets and other confidential information pertaining to the Corporation's business, including the Corporation's client base.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Corporation and the Executive do hereby agree as follows:

1.           Recitals.  The above recitals are true, correct, and are herein incorporated by reference.

2.           Employment.  The Corporation hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.  Upon execution of this Agreement by the parties hereto, the Prior Agreement is hereby terminated.

3.           Authority and Power During Employment Period.

a.           Duties and Responsibilities.  During the term of this Agreement, the Executive will serve as Chief Operating Officer of the Corporation and shall have such duties and responsibilities customary to such position, subject to the guidelines and direction of the Chief Executive Officer.  It is further the intention of the parties that at all times during the "Term," as hereinafter defined, of the Agreement, the Executive shall serve as a member of the Corporation’s Board of Directors.

b.           Time Devoted.  Throughout the term of the Agreement, the Executive shall devote all of the Executive's business time and attention to the business and affairs of the Corporation consistent with the Executive's senior executive position with the Corporation, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude the Executive from engaging in personal business, including as a member of the Board of Directors of affiliated companies, charitable and community affairs, provided that such activities do not interfere with the regular performance of the Executive's duties and responsibilities under this Agreement.

4.           Term.  The Term of employment hereunder will commence on the Effective Date and end on the third (3rd) anniversary of the Effective Date and may be extended for additional one (1) year periods (each a "Renewal Term") by written notice given by the Corporation to the Executive at least 60 days before the expiration of the Term or the Renewal Term, as the case may be, unless this Agreement shall have been terminated pursuant to Section 6 of this Agreement.

5.           Compensation and Benefits.

a.           Salary.  The Executive shall be paid a base salary (“Base Salary”), payable in accordance with the Corporation's policies from time to time for senior executives, at an annual rate One hundred eighty thousand dollars ($180,000).

b.           Bonus.  During the Term, the Executive shall be entitled to an annual bonus equal to one percent (1%) of the Corporation’s annual revenues, as reported in the Corporation’s audited financial statements for the year then ended commencing with the fiscal year beginning July 1, 2011, payable monthly, not to exceed forty thousand dollars ($40,000) (the “Annual Bonus”).

c.           Executive Benefits.  The Executive shall be entitled to participate in all benefit programs of the Corporation currently existing or hereafter made available to executive and/or salaried employees including, but not limited to, stock option plans, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability, and other fringe benefits.

d.           Vacation.  During each fiscal year of the Corporation, the Executive shall be entitled to such amount of vacation consistent with the Executive's position and length of service to the Corporation.

e.           Business Expense Reimbursement.  During the Term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Corporation) in performing services hereunder, provided the Executive properly accounts therefor.

f.           Automobile Allowance.  During the Term, the Executive shall be entitled to an automobile allowance of nine hundred twenty-five dollars ($925) per month.  In addition, the Corporation shall reimburse the Executive for all maintenance and gasoline expenses associated with the automobile, provided that such expenses are adequately documented.

6.           Termination.

a.           Death.  This Agreement will terminate upon the death of the Executive; however, the Executive's Base Salary shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive, for a period of one (1) year from and after the date of death at the annual rate in effect immediately prior to his death in addition to any Annual Bonus which shall have been earned at the time of the death of the Executive. Other death benefits will be determined in accordance with the terms of the Corporation's benefit programs and plans.

b.           Disability.

(1)           The Executive's employment will terminate in the event of his disability, upon the first day of the month following the determination of disability as provided below. Following such a termination, the Executive shall be entitled to compensation in accordance with the Corporation's disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive his Base Salary, at the annual rate in effect immediately prior to the commencement of disability, for one (1) year following the termination. Any amounts provided for in this Section 6b shall not be offset by other long-term disability benefits provided to the Executive by the Corporation or Social Security.

(2)           "Disability," for the purposes of this Agreement, shall be deemed to have occurred if (A) the Executive is unable, by reason of a physical or mental condition, to perform his duties under this Agreement for an aggregate of ninety (90) days in any 12-month period or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction.

Anything herein to the contrary notwithstanding, if, following a termination of employment due to disability, the Executive becomes re-employed, whether as an executive or a consultant, any compensation, annual incentive payments or other benefits earned by the Executive from such employment shall be offset against any compensation continuation due to the Executive hereunder.

c.           Termination by the Corporation For Cause.

(1)           Nothing herein shall prevent the Corporation from terminating Executive for Cause, as hereinafter defined.  The Executive shall continue to receive compensation only for the period ending with the date of such termination as provided in this Section 6c. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(2)           "Cause" shall mean (A) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Corporation; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Corporation; (C) engaging in a criminal enterprise involving moral turpitude; (D) conviction for a felony under the laws of the United States or any state thereof; or (E) any assignment of this Agreement in violation of Section 14 of this Agreement.

(3)           Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in Section 6c(2) of this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth in Section 6c(2).

d.           Termination by the Corporation Other Than For Cause.

(1)           The foregoing notwithstanding, the Corporation may terminate the Executive's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6c above, the Corporation may terminate this Agreement upon giving the Executive thirty (30) days' prior written notice. During such thirty (30) day period, the Executive shall continue to perform the Executive's duties pursuant to this Agreement. Notwithstanding any such termination, the Corporation shall continue to pay to the Executive the Base Salary and Executive Benefits he would be entitled to receive under this Agreement for the balance of the Term of this Agreement; and at the end of the thirty (30) day period, the Corporation shall pay to the Executive a sum equal to one (1) times the Executive's annual Base Salary, as of the date of termination, together with any Annual Bonus which may have been earned as of the date of termination.  Such amount shall be payable in six equal monthly installments beginning on the date of termination.

(2)           In the event that the Executive's employment with the Corporation is terminated pursuant to this Section 6d, Section 6f or Section 7a of this Agreement and all references thereto shall be voidable as to the Executive and the Corporation.

e.           Voluntary Termination.  If the Executive terminates the Executive's employment on the Executive's own volition (except as provided in Section 6f) prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6c.

f.           Constructive Termination of Employment. A termination by the Corporation without Cause under Section 6d shall be deemed to have occurred upon the occurrence of one or more of the following events without the express written consent of the Executive:

(1)           a material breach of the Agreement by the Corporation; or

(2)           failure by a successor company to assume the obligations under the Agreement.

Anything herein to the contrary notwithstanding, the Executive shall give written notice to the Board of Directors of the Corporation that the Executive believes an event has occurred which would result in a Constructive Termination of the Executive's employment under this Section 6f, which written notice shall specify the particular act or acts, on the basis of which the Executive intends to so terminate the Executive's employment, and the Corporation shall then be given the opportunity, within thirty (30) days of its receipt of such notice, to cure said event; provided, however, there shall be no period permitted to cure a second occurrence of the same event and in no event will there be any period to cure following the occurrence of two events described in this Section 6f.

7.           Covenant Not To Compete and Non-Disclosure of Information.

a.           Covenant Not To Compete.  The Executive acknowledges and recognizes the highly competitive nature of the Corporation's Business and the goodwill, continued patronage, and the names and addresses of the Corporation's Clients (as hereinafter defined) constitute a substantial asset of the Corporation having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, and as except as may specifically otherwise approved by the Corporation’s Board of Directors, the Executive agrees to the following:

(1)           That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

(2)           That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Corporation by soliciting, inducing or influencing any of the Corporation's Clients which have a business relationship with the Corporation at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Corporation.

(3)           That during the Restricted Period and within the Restricted Area, the Executive will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Corporation to discontinue such employment or agency relationship with the Corporation, or (B) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of the Corporation (the "Competitive Business") to employ or seek to employ for any Competitive Business any person who is then (or was at any time within two (2) years prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Corporation.

b.           Non-Disclosure of Information. The Executive acknowledges that the Corporation's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Corporation's sources, products, services, pricing, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Corporation and/or the Corporation's Clients, and (the "Proprietary Information") are valuable, special and unique assets of the Corporation, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Corporation's business is conducted, the Executive agrees that all Proprietary Information, heretofore or in the future obtained by the Executive as a result of the Executive's association with the Corporation shall be considered confidential.

In recognition of this fact, the Executive agrees that the Executive, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Executive's own purposes or for the benefit of any person or other entity or organization (except the Corporation) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Corporation, the Executive is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by the Executive or that come into the Executive's possession during the Executive's association with the Corporation are and remain the property of the Corporation, and when this Agreement terminates, such Documents shall be returned to the Corporation at the Corporation's principal place of business, as provided in the Notice provision (Section 10) of this Agreement.

c.           Documents. "Documents" shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents or non-identical copies thereof.

d.           Corporation's Clients. The "Corporation's Clients" shall be deemed to be any persons, partnerships, corporations, professional associations or other organizations for or with whom the Corporation has performed Business Activities, including, but not limited to, suppliers or vendors with whom the Corporation has done or is endeavoring to do business.

e.           Restrictive Period. The "Restrictive Period" shall be deemed to be two (2) years following termination of this Agreement.

f.           Restricted Area. The Restricted Area shall be deemed to mean the United States of America.

g.           Business Activities. "Business Activities" shall be deemed to any business activities concerning owning, operating, managing, promoting or soliciting clients for the Corporation’s Business, and any additional activities which the Corporation or any of its affiliates may engage in during any portion of the 12 months prior to the termination of Executive's employment.

h.           Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7a and b are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Corporation would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive. To the extent that the covenants contained in this Section 7 may later be deemed by a court to be too broad to be enforced with respect to their duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.  The provision as modified shall then be enforced.

i.           Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7a and b shall survive the termination of this Agreement and the Executive's employment with the Corporation.

j.           Remedies.

(1)           The Executive acknowledges and agrees that the Corporation's remedy at law for a breach or threatened breach of any of the provisions of Section 7a or b herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Corporation. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7a or b, the Executive agrees that, in addition to any remedy at law available to the Corporation, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Corporation under this Agreement may be terminated and the Corporation, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Corporation's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Corporation.

(2)           The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7a or b and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Corporation. Nothing herein contained shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach.

8.           Indemnification. The Executive shall be continue to be covered by the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of the Corporation with respect to matters occurring on or prior to the date of termination of the Executive's employment with the Corporation, subject to all the provisions of Delaware and Federal law, the Certificate of Incorporation of the Corporation and the By-Laws of the Corporation then in effect.  Such reasonable expenses, including attorneys' fees, that may be covered by the these indemnification provisions shall be paid by the Corporation on a current basis in accordance with such provision, the Corporation's Certificate of Incorporation, By-Laws and Delaware law. To the extent that any such payments by the Corporation pursuant to these provisions may be subject to repayment by the Executive pursuant to the provisions of the Corporation's Certificate of Incorporation and/or By-Laws, or pursuant to Delaware or Federal law, such repayment shall be due and payable by the Executive to the Corporation within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Corporation's affairs for the period prior to the date of termination of the Executive's employment with the Corporation and as to which Executive has been covered by such applicable provisions.

9.           Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Corporation hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Corporation may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

10.           Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Corporation, or in the case of the Corporation to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

11.           Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12.           Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

13.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

14.           Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Corporation in connection with the sale, transfer or other disposition of its business or to any of the Corporation's affiliates controlled by or under common control with the Corporation.

15.           Governing Law. This Agreement shall become valid when executed and accepted by Corporation. The parties agree that it shall be deemed made and entered into in the State of New Jersey and shall be governed and construed under and in accordance with the laws of the State of New Jersey. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

16.           Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17.           Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18.           Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

19.           Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20.           Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

21.           Venue. Corporation and Executive acknowledge and agree that the U.S. District for the District of New Jersey or if such court lacks jurisdiction, the Circuit Court (or its successor) in and for Bergen County, New Jersey, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

22.           Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

23.           Role of Counsel.  The Executive acknowledges his understanding that this Agreement was prepared at the request of the Corporation by Schneider Weinberger & Beilly, LLP, its counsel, and that such firm did not represent the Executive in conjunction with this Agreement or any of the related transactions.  The Executive, as further evidenced by his signature below, acknowledges that he has had the opportunity to obtain the advice of independent counsel of his choosing prior to his execution of this Agreement and that he has availed himself of this opportunity to the extent he deemed necessary and advisable.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

Witness:                                                                                                                                         THE COMPANY:

_____________________________                                                                                     ANYTHINGIT INC.

_____________________________                                                                                     By: /s/ Dave Bernstein
                         Dave Bernstein, President

Witness:                                                                                                                                         THE EXECUTIVE

_____________________________                                                                                     /s/ Vlad Stelmak
                                         Vlad Stelmak

_____________________________